EXHIBIT 99.1

8501 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2009 THIRD QUARTER RESULTS

CHATTANOOGA, Tennessee, November 9, 2009 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the third quarter ended September 30, 2009.

For the third quarter of 2009, net sales were $57.5 million, compared with $66.7 million in the third quarter of 2008.  Net income in the third quarter of 2009 was $1.7 million, or $0.14 per diluted share, an increase of 85.4% as compared to net income of $0.9 million, or $0.08 per diluted share, in the prior year period.

On a sequential basis, net sales for the third quarter of 2009 increased 6.1% over net sales of $54.3 million for the second quarter of 2009. Net income for the third quarter of 2009 increased 22.7% over $1.4 million in the second quarter of 2009.

Gross profit for the third quarter of 2009 was $8.9 million, or 15.4% of net sales, compared to $8.1 million, or 12.2% of net sales, for the third quarter of 2008 and $8.1 million, or 14.9% of net sales, for the second quarter of 2009.  For the third quarter of 2009, selling, general and administrative expenses were $6.0 million versus $6.4 million for the prior year period.

The Company paid off the remaining balance of the term loan under its credit facility in June of 2009, and had no bank debt outstanding at September 30, 2009. This compares to total bank debt of $2.1 million at December 31, 2008.

Other income related to foreign currency transactions was a gain of $83,000 in the third quarter of 2009 compared to a loss of $36,000 in the third quarter of 2008.

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MILLER INDUSTRIES REPORTS 2009 THIRD QUARTER RESULTS	PAGE 2

For the nine-month period ended September 30, 2009, net sales were $170.6 million, compared to $209.1 million in the prior year period.  The Company reported net income of $4.0 million, or $0.34 per diluted share, for the first nine months of 2009, compared to net income for the first nine months of 2008 of $2.9 million, or $0.25 per diluted share. Other income related to foreign currency transactions was a gain of $367,000 for the first nine months of 2009 compared to a $47,000 gain in the prior year period.

Jeffrey I. Badgley, President and Co-CEO of the Company stated, “We are pleased with our third quarter results, which reflect our continued efforts to manage our costs in this challenging economic environment. Driven by a slight increase in orders from our domestic distributors and by continued orders associated with government-related contracts, our net sales increased during the third quarter from second quarter levels.  In addition, we generated improved margins both sequentially and on a year-over-year basis as a result of our product mix and enhanced efficiencies associated with our previous plant modernization program which was completed early this year. The result was that we improved our net income in the third quarter by more than 85% over the prior year period. We further strengthened our balance sheet in the quarter, reducing our inventory levels and adding to our cash position.  As a result, we continue to operate from a position of financial strength.”

Mr. Badgley added, “While we are encouraged by the improvement in sales over second quarter levels, we are still experiencing a weak demand environment across our markets.  The domestic markets are showing some slight signs of improvement from their lowest levels, and we continue to receive add-on orders on government-related contracts. However, demand in our European operations remains soft, credit markets remain tight, and difficult overall economic conditions continue to impact our visibility. We expect these trends to persist in the coming months, but we remain focused on ensuring the business is well positioned in the current environment.”

Mr. Badgley concluded, “We believe our performance year to date reflects our success at Miller Industries in adapting to rapidly changing and very challenging conditions in our marketplace during the last year. Going forward, we remain cautious in our outlook and will continue to carefully manage our costs. Doing so will benefit the Company by giving us the financial flexibility to invest in the business, especially when our markets improve and the overall economy begins to recover.”

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MILLER INDUSTRIES REPORTS 2009 THIRD QUARTER RESULTS	PAGE 3

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, November 10, 2009, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=63165

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through November 17, 2009.  The replay number is (877) 344-7529, Passcode 421744.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, economic and market conditions; the risks related to the general economic health of our customers; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; the success and timing of existing and additional export and government order; the cyclical nature of our industry; changes in fuel and other transportation costs; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2008, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2009	2008	Change	2009	2008	Change
NET SALES	$57,547	$66,735	-13.8%	$170,558	$209,071	-18.4%

COSTS AND EXPENSES:

COST OF OPERATIONS	48,695	58,608	-16.9%	145,238	184,355	-21.2%

SELLING, GENERAL AND	5,954	6,366	-6.5%	18,209	19,079	-4.6%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	234	254	-7.9%	794	1,046	-24.1%

OTHER (INCOME) EXPENSE	(83)	36	-330.6%	(367)	(47)	680.9%

TOTAL COSTS AND EXPENSES	54,800	65,264	-16.0%	163,874	204,433	-19.8%

INCOME BEFORE INCOME TAXES	2,747	1,471	86.7%	6,684	4,638	44.1%

INCOME TAX PROVISION	1,047	554	89.0%	2,685	1,748	53.6%

NET INCOME	$1,700	$917	85.4%	$3,999	$2,890	38.4%

BASIC INCOME PER COMMON SHARE	$0.15	$0.08	87.5%	$0.34	$0.25	36.0%

DILUTED INCOME PER COMMON SHARE	$0.14	$0.08	75.0%	$0.34	$0.25	36.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,608	11,594	0.1%	11,604	11,592	0.1%
DILUTED	11,971	11,601	3.2%	11,842	11,618	1.9%